Exhibit 99.1

Contacts:	For news media, George Lewis, 610-774-4687
For financial analysts, Andy Ludwig, 610-774-3389

Talen Energy Announces Agreement to Sell Renewable Energy Business
Talen Energy announced Friday (6/26) an agreement to sell Talen Renewable Energy, LLC to funds managed by California-based Energy Power Partners.
The sale will include 25 projects in four states with a total of 65 megawatts of nameplate generating capacity. The portfolio includes landfill gas-to-energy, solar, wind and cogeneration projects. Subject to regulatory approvals, the agreement is expected to close by the end of the year.
Talen Energy (NYSE:TLN) is one of the largest competitive energy and power generation companies in the United States, with a diverse generating fleet that operates is well-developed, structured wholesale power markets. To learn more about us, visit www.talenenergy.com.
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Note to Editors: Visit our media website at www.talenenergy.com for additional news and background about Talen Energy.